AMERICAN GROWTH FUND, INC.
PLAN PURSUANT TO RULE 18f-3

American Growth Fund, Inc. (the "Fund"), by its board of Directors, including by a majority of the Fund´s Directors who are not interested persons of the Fund (the "independent Directors"), hereby adopts this plan (the "Plan") pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the 1940 Act). This Plan sets forth the separate arrangements and expense allocation of each class of shares of the Fund.

CLASS CHARACTERISTICS

The Board of Directors of the Fund has designated six classes of shares of the Fund, to be known as Class A shares, Class B shares, Class C shares, Class D shares, Class E shares and Class F shares (collectively, the "Classes"). The following is a description of the characteristics of the different Classes:

CLASS A SHARES: Class A shares will be sold to investors subject to a charge at the time of sale of such shares, which charge may be reduced or waived for particular investors, subject to the conditions of sale described from time to time in the Fund´s Prospectus and Statement of Additional Information pertaining to Class A shares. Class A shares also will be subject to ongoing distribution fees and service fees pursuant to Rule 12b-1 under the 1940 Act (Rule 12b-1 fees), which shall not exceed in the aggregate .30 of 1% per annum of the average daily net assets attributable to the Class A shares of the Fund.

CLASS B SHARES: Class B shares will be sold to investors without any charge at the time of sale of such shares. Class B shares will be subject to a contingent deferred sales charge which will be imposed on certain redemptions of such shares, which charge may be reduced or waived for particular investors, subject to the conditions of redemption described from time to time in the Fund´s Prospectus and Statement of Additional Information pertaining to Class B shares. Class B shares also will be subject to ongoing Rule 12b-1 fees, which shall not exceed in the aggregate 1% per annum of the average daily net assets attributable to the Class B shares of the Fund. Class B shares will automatically convert to Class A shares approximately seven years after purchase.

CLASS C SHARES: Class C shares will be sold to investors without any charge at the time of sale of such shares. Class C shares will be subject to a contingent deferred sales charge which will be imposed on certain redemptions of such shares, which charge may be reduced or waived for particular investors, subject to the conditions of redemption described from time to time in the Fund´s Prospectus and Statement of Additional Information pertaining to Class C shares. Class C shares also will be subject to ongoing Rule 12b-1 fees, which shall not exceed in the aggregate 1% per annum of the average daily net assets attributable to the Class C shares of the Fund. Class C shares will not automatically convert to shares of any other class of the Fund.

CLASS D SHARES: Class D shares will be sold to investors subject to a charge at the time of sale of such shares, which charge may be reduced or waived for particular investors, subject to the conditions of sale described from time to time in the Fund´s Prospectus and Statement of Additional Information pertaining to Class D shares. Class D shares will not be subject to any ongoing Rule 12b-1 fees.

CLASS E SHARES: Class E shares will be sold to investors subject to a charge at the time of sale of such shares, which charge may be reduced or waived for particular investors, subject to the conditions of sale described from time to time in the Fund´s Prospectus and Statement of Additional Information pertaining to Class E shares. Class E shares also will be subject to ongoing distribution fees and service fees pursuant to Rule 12b-1 under the 1940 Act (Rule 12b-1 fees), which shall not exceed in the aggregate .30 of 1% per annum of the average daily net assets attributable to the Class E shares of the Fund.

CLASS F SHARES: Class F shares will be sold to investors without any charge at the time of sale of such shares. Class F shares will be subject to a contingent deferred sales charge which will be imposed on certain redemptions of such shares, which charge may be reduced or waived for particular investors, subject to the conditions of redemption described from time to time in the Fund´s Prospectus and Statement of Additional Information pertaining to Class F shares. Class F shares also will be subject to ongoing Rule 12b-1 fees, which shall not exceed in the aggregate 1% per annum of the average daily net assets attributable to the Class F shares of the Fund. Class F shares will not automatically convert to shares of any other class of the Fund.

INCOME AND EXPENSE ALLOCATIONS

Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular Class, will be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

DIVIDENDS AND DISTRIBUTIONS

Dividends and distributions paid by the Fund to each Class, to the extent paid will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular Class may be different from that paid by another Class because of any Rule 12b-1 fees and other expenses borne exclusively by that Class.

CONVERSION FEATURES

Class B shares will automatically convert to Class A shares on at least a quarterly basis approximately seven years after purchase, except that Class B shares attributable to the reinvestment of dividends and distributions will convert to Class A shares at the same time that the Class B shares to which the such dividends and distributions were attributable convert to Class A shares. Conversions will be effected at relative net asset values of the Class B shares and the Class A shares without the imposition of any sales charge or other fee at the time of conversion.

GENERAL

A. Each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

B. On an ongoing basis, the Directors, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts among the interests of the Classes. The Directors, including a majority of the independent Directors, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. Investment Research Corporation, Inc., the Fund´s Adviser, will be responsible for reporting any potential or existing conflicts to the Directors.

C. For purposes of expressing an opinion on the financial statements of the Fund, the methodology and procedures for calculating the net asset value and dividends/distributions of the Classes and the proper allocation of income and expenses among the Classes will be examined annually by the Fund´s independent auditors who, in performing such examination, shall consider the factors set forth in the relevant auditing standards adopted, from time to time, by the American Institute of Certified Public Accountants.

D. Any material amendment to this Plan is subject to prior approval of the Fund´s Board of Directors, including a majority of the independent Directors.

Dated: October 18, 2010